Table of Contents

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES ACT OF 1934

Date of Report (Date of earliest event reported): September 27, 2001

GREYSTONE DIGITAL TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

33-24536-A (Commission File No.)	84-1107140 (IRS Employer Identification No.)

4950 MURPHY CANYON ROAD
SAN DIEGO, CA 92123
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 874-7000

NOT APPLICABLE
(Former name or former address, if changed since last report)

ITEM 1: CHANGE IN CONTROL

The following summary of the provisions of the Agreement, attached as exhibit 2, is qualified and incorporated herein by reference, and the following discussion is qualified in its entirety by reference to that exhibit.

On July 16, 2001 the Company entered into a long-term lease agreement with Kiboga Systems, Inc., a privately held Texas corporation. On September 12, 2001 the Agreement was executed whereby, GreyStone acquired rights to revenue generated by those applications of Kiboga’s network data mining, acquisition and distribution software in return for an issuance by GreyStone of 20,000,000 shares of common stock and a payment of $700,000. The Agreement provides that any shares of common stock issued by GreyStone Digital Technology, Inc. after May 16, 2001 to anyone other than Kiboga will be considered a diluting event subjecting the use of an algebraic formula to determine additional shares to be issued to Kiboga to avoid dilution of Kiboga’s ownership interest acquired under the Agreement. Furthermore, the agreement provides that GreyStone will issue an additional 1,000,000 to 15,000,000 common shares if the earnings contributed to GreyStone from “The Kiboga Business” are between $8,572,727 and $29,572,727 over the next 24 months. If revenues are less than $6,000,000 through the next 12 months then Kiboga will return 5,000,000 shares to GreyStone.

Under the agreement, GreyStone will retain eighty percent (80%) of all revenue received by “The Kiboga Business” and have the right to keep one hundred percent (100%) of all profits that are earned by “The Kiboga Business” for 99 years. The definition of “The Kiboga Business” for purposes of the Agreement is software, intellectual property, marketing experience and management expertise related to that portion of assets owned by Kiboga, or to which Kiboga has contractual rights, and all revenue and profits derived through the use or lease of these assets as well as Kiboga’s obligations that relate to such assets and contractual rights, being certain software that was developed by others and subsequently contractually committed to Kiboga for the purposes of, for the applications of, and for the use of, large scale and extensive network data mining, data acquisition and data distribution; trade secrets, other intellectual property, and related products that have been developed for the purposes of, for the applications of, and for the use of city, county, state, regional, national, and international government law enforcement authorities and agencies; police security and surveillance authorities; intelligence agencies and authorities; and state, national, and international military agencies, departments and authorities.

The Agreement anticipates changes in management and directors of the company, because upon consummation of the transaction GreyStone will be required to issue 29,614,274 shares of common stock and Kiboga Systems, Inc., its directors and officers will beneficially control greater than 52.95% of the outstanding stock of GreyStone. As a result, the current directors and executive officers of Kiboga will be able to control most matters requiring the approval of the stockholders of GreyStone. Therefore, in the future the voting power of these stockholders can affect, delay or prevent a change in control of GreyStone. As of the date of this filing the Company has executed the Agreement but has not completed its payment to Kiboga nor has it issued any shares.

ITEM 5: OTHER

As reported in the Company’s annual report for the year ended March 31, 2001, filed on July 16, 2001, on February 23, 2001, the Company was notified by the staff of The Nasdaq Stock Market that the Company was not in compliance with the net tangible assets/market capitalization/net income requirement for continued listing on The Nasdaq Small Cap Market. Additionally on April 4, 2001, Nasdaq staff notified the Company that its common stock had failed to maintain a minimum $1.00 bid price for 30 consecutive trading days. Pursuant to Market place Rule 4310©(8)(B), the Company was provided with a 90-day grace period, through

Table of Contents

July 3, 2001 to regain compliance with that requirement. On April 24, 2001, the Company requested a hearing, which stayed the delisting. Subsequently, on May 11, 2001, the Company was notified that it did not comply with the independent director and audit committee composition requirements. The hearing took place on June 6, 2001. On June 21, 2001, the Company received notification of the Panel’s decision to delist the Company’s securities from the Nasdaq Stock Market effective with the open of business on June 21, 2001.

ITEM 7: FINANCIAL STATEMENTS AND EXHIBITS

     (c)  EXHIBITS

2	Lease Agreement between Kiboga Systems, Inc. and GreyStone Digital Technology, Inc. and its subsidiary GreyStone Technology, Inc., dated July 16, 2001 and executed September 12, 2001.
99	Press release issued by GreyStone on July 27, 2001 announcing the lease agreement between Kiboga Systems, Inc. and GreyStone Digital Technology, Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GREYSTONE DIGITAL TECHNOLOGY, INC.

Dated: September 27, 2001	By: /s/ RICHARD A. SMITH

Richard A. Smith
Chief Executive Officer